ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of June 1, 2012, by and between Rio Bravo Oil, Inc., a Nevada corporation, (the “Purchaser”) and Numa Luling, LLC, a Delaware limited liability company (the “Seller”). The Purchaser and the Seller are sometimes referred to herein individually as “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is the owner of a twenty-five percent (25%) working interest in and to various oil and gas leases and all wells, equipment, agreements and personal property associated therewith located in Caldwell and Guadalupe Counties, Texas (the “Working Interest”), as more particularly described on Exhibit “A” herein; and

WHEREAS, the Seller wishes to sell, and the Purchaser wishes to purchase, the Working Interest upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

ARTICLE I
SALE OF ASSETS

Section 1.1.          Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells, transfers, conveys, assigns and delivers to the Purchaser, and the Purchaser hereby purchases all of the Seller’s right, title and interest in, to and under the following assets, properties and rights of the Seller (collectively, the “Included Assets”), free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character of which the Seller has actual knowledge (collectively, “Liens”):

(i)	Working Interest. That certain twenty-five percent (25%) working interest in and to various oil and gas leases and all wells, equipment, agreements and personal property associated therewith located in Caldwell and Guadalupe Counties, Texas, as more particularly described in Exhibit “A” attached hereto.

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(ii)	Books and Records. All books and records, including but not limited to evidences of title, reserve reports, geologic reports and valuation reports, used in connection with the Included Assets or otherwise relating solely thereto (“Books and Records”).

(iii)	Contract Rights. All contract rights of every kind or nature related solely to the assets detailed in subparagraphs (i) through (ii), above, which are integral to Purchaser’s ability to maximize the value of the Included Assets (“Contract Rights”).

(iv)	Other Assets. All other assets and properties of every kind and nature owned or held by the Seller, or in which the Seller has an interest, known or unknown, fixed, unfixed, choate or inchoate, accrued, absolute, contingent, or otherwise, related solely to the assets detailed in subparagraphs (i) though (iii), above, which are integral to Purchaser’s ability to maximize the value of the Included Assets (“Other Assets”).

Section 1.2.          Sale of Included Assets. Other than as specifically represented or warranted in this Agreement, the Included Assets are being sold by Seller to Purchaser on an “as-is” basis, without any further representations and warranties of any nature, including any warranty of merchantability or fitness for any particular purpose.

Section 1.3           Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Included Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and pay only the obligations of the Seller, if any, associated with the Included Assets.

Section 1.4.          Retained Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of the Seller which were incurred with Seller’s knowledge prior to the Closing which are not associated with the Included Assets.

ARTICLE II
PURCHASE PRICE AND CLOSING

Section 2.1.          Purchase Price. In full consideration for the purchase by the Purchaser of the Included Assets, at the Closing, Purchaser shall deliver to the Seller, at the Closing, 3,250,000 shares of the Purchaser’s Series B Convertible Preferred Stock (“Series B Preferred Shares”). The Series B Preferred Shares will be convertible in accordance with the Certificate of Designations with respect to such Series B Preferred Shares, a copy of which is attached hereto as Exhibit “B” and incorporated herein by this reference.

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Section 2.2.          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before June 7, 2012 at 5:00 pm, CDT (“Closing Date”) at 5858 Westheimer, Ste. 699, Houston, Texas 77057 or at another mutually agreeable location. At the Closing, Seller shall deliver to Purchaser an Assignment and Bill of Sale with respect to the Included Assets in the form attached hereto as Exhibit “C” and incorporated herein by this reference. Notwithstanding the foregoing, the Parties may mutually agree to an extension of the Closing Date at any time prior to the initial Closing Date.

Section 2.3           Update of Schedules. The Parties acknowledge that the attached Exhibits represent the Included Assets to be transferred by Seller to Purchaser on the Closing Date. At request of Purchaser within seven (7) business days of the Closing Date, Seller agrees to cooperate with Purchaser to update all of the Exhibits as of the Closing Date.

Section 2.4.          Further Assurance; Post Closing Cooperation. All transactions at the Closing shall be deemed to have taken place simultaneously. The Seller, to the extent of its ability to do so, will, for a period of at least one-year following the Closing and at the request of the Purchaser, execute and deliver such other and further documents, instruments of conveyance, assignment, transfer and consent as the Purchaser or its counsel may reasonably require for the most effectual conveyance and transfer of the Included Assets to the Purchaser, and the Seller will assist the Purchaser, including taking all necessary action in the collections and reduction to possession of the Included Assets at the Purchaser’s expense. In addition, in the event Seller receives any checks, drafts or other payments payable to the order of the Seller relating to the Included Assets subsequent to the Closing Date, Seller shall make payment(s) to Purchaser in the amount or amounts so received by Seller within seven (7) business days following the receipt thereof. For a period of at least one-year following the Closing, each Party, to the extent of its ability to do so, will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating solely to the Included Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with the determination or enforcement of rights and obligations under this Agreement.

ARTICLE iiI
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants and agrees to and with the Purchaser, as follows:

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Section 3.1           Execution and Validity of Agreement; Existence and Good Standing. The Seller has the full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all required action on behalf of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Seller is a duly organized and validly existing limited liability company in good standing under the laws of the state of its organization with the full power and authority to own its property and to carry on its business in the places where such properties are now owned or operated or such business is now being conducted.

Section 3.2           Title to Included Assets; Encumbrances. To the best of Seller’s actual knowledge, the Seller has good and valid title to all of the Included Assets free and clear of all known Liens which may have been placed thereon by Seller. The Seller has the right to convey, and the execution and delivery of this Agreement and the Exhibits hereto will convey to the Purchaser, and the Purchaser is hereby being vested with good and marketable title in and to the Included Assets, free and clear of all Liens which may have been placed thereon by Seller.

Section 3.3.          Non-Contravention. To the best of Seller’s actual knowledge, the execution, delivery and performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, will not result in (a) the violation by the Seller of any statute, law, rule, regulation or ordinance (collectively “Laws”), (b) any judgment, decree, order, with, permit or license (collectively “Orders”) of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, county, city or other political subdivision (a “Governmental or Regulatory Authority”) or (c) any contract or commitment to which the Seller is a party, which is applicable solely to the Included Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller is not providing any representation or warranty that any of the Contract Rights are assignable and that the assignment or transfer of such Contract Rights as contemplated hereunder is not a breach or conflict of the terms of any of the Contract Rights.

Section 3.4.          Approvals and Consents. To the best of its knowledge, Seller is not aware of any notices, consents, approvals or other actions required by any Governmental or Regulatory Authority or third party in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of the Purchaser.

Section 3.5.          Litigation. To the best of Seller’s actual knowledge, there is no action, suit, claim, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the actual knowledge, information and belief of the Seller, any investigation by) any Governmental or Regulatory Authority, pending or, to the actual knowledge, information and belief of the Seller, threatened, against the Seller with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Seller or the Included Assets; and to the actual knowledge, information and belief of the Seller, no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation.

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Section 3.6.          Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Seller, any affiliate thereof, or the Seller in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees or similar fees or commissions are payable by the Seller, any affiliate thereof, or the Seller in connection therewith based on any agreement or arrangement.

ARTICLE iV
REPRESENTATIONS OF THE PURCHASER

The Purchaser represents, warrants and agrees to and with the Seller as follows:

Section 4.1           Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own its property and to carry on its business in the places where such properties are now owned or operated or such business is now being conducted.

Section 4.2.          Execution and Validity of Agreements. The Purchaser has the full power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Seller, constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms.

Section 4.3.          Non-Contravention; Approvals and Consents.

(i)          Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation (or other comparable charter documents) of the Purchaser, or (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Purchaser or any of its assets or properties.

(ii)         Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

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Section 4.4.          Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser or its affiliates in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees or similar fees or commissions are payable by the Purchaser or its affiliates in connection therewith based on any agreement, arrangement or understanding with any of them.

Section 4.5.          Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule or in any certificate, list or other writing furnished to the Seller pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V
ACTIONS AT CLOSING BY THE SELLER

Section 5.1.           Required Approvals, Notices and Consents. If any approvals, notices or consents to this transaction are subsequently ascertained by the Purchaser to be necessary, the Seller will reasonably cooperate with the Purchaser, at Purchaser’s expense, to help facilitate the Purchaser making such notice or obtaining such approval or consent or taking such further action.

Section 5.2           Assignment and Bill of Sale. The Seller will deliver to Purchaser the Assignment and Bill of Sale in form and substance reasonably satisfactory to Purchaser and its counsel.

Section 5.3.          Certified Resolutions. The Seller will deliver to the Purchaser a copy authorization from the members of the Seller authorizing of its Manager to execute, deliver and perform this Agreement and the transactions contemplated hereby, certified to and by the Manager of the Seller.

Section 5.4           Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement and all documents incident thereto were reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

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ARTICLE VI
ACTIONS AT CLOSING BY THE PURCHASER

Section 6.1.          Required Approvals, Notices and Consents. The Purchaser shall have obtained or given, at no expense to the Seller, and there shall not have been withdrawn or modified any notices, consents, approvals or other actions required in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of the Seller. Each such consent or approval shall be in form satisfactory to Seller and/or counsel for the Seller.

Section 6.2.         Stock Delivery. The Purchaser shall cause to be delivered to the Seller 3,250,000 shares of the Purchaser’s Series B Preferred Shares on account of the purchase of the Included Assets.

Section 6.3.          Certified Resolutions. The Purchaser is delivering to the Seller a copy of the resolutions of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified to by an officer of the Purchaser.

Section 6.4.          Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto were reasonably satisfactory in form and substance to the Seller and its counsel and the Seller received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

ARTICLE VII

[Reserved]

ARTICLE VIii
SURVIVAL; INDEMNITY

Section 8.1.          Survival. Notwithstanding any right of any party hereto fully to investigate the affairs of any other Party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each Party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Agreement and the Schedules, if any, furnished by any other Party pursuant to this Agreement, or in any certificate delivered at the Closing by any other Party. The respective representations, warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement shall survive the Closing for a period of one (1) year.

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Section 8.2           Limitation on Seller Liability.      Seller’s liability for any breach of this Agreement shall be limited to the recoupment by the Purchaser of the Series B Preferred Shares issued by Purchaser to Seller in connection with this transaction.

Section 8.3   NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY LOST PROFITS, OR SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL ANY OF THE TERMS OF THIS AGREEMENT BENEFIT OR CREATE ANY RIGHT OR CAUSE OF ACTION IN OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN THE PARTIES HERETO REGARDLESS OF THE FORM OF THE ACTION, DAMAGE, CLAIM, LIABILITY, COST, EXPENSE, OR LOSS, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), OR OTHERWISE, PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO ANY AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

ARTICLE IX
RESTRICTIVE COVENANTS

Section 9.1.          Exclusivity.      Seller agrees that it will not conduct discussions or negotiations or commit to a transaction with respect to the Included Assets with any Person or party other than Purchaser commencing at the date of execution of this Agreement until the earlier to occur of the termination of this Agreement or the Closing. Notwithstanding the foregoing, nothing contained herein shall prevent Seller from conducting discussions, negotiations or consummating a transaction with respect to assets other than the Included Assets with any Person or party other than the Purchaser.

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Section 9.2.          Confidential Information. Confidential Information shall mean confidential or proprietary information about the Seller and/or its customers, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Seller and its customers, customer contacts, marketing and/or creative policies and ideas, advertising campaigns, public relations campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Seller and information about or received from customers and other companies with which the Seller does business which is specifically designated by the Seller to be confidential. The foregoing shall be collectively referred to as “Confidential Information”. Information not so designated by the Seller shall be assumed to be in the public domain and not otherwise protected by this Agreement. The Purchaser is aware that the Confidential Information is not readily available to the public and accordingly, the Purchaser agrees that it will not at any time, disclose to anyone (other than its counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information, or utilize such Confidential Information for its own benefit, or for the benefit of third parties. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Purchaser learns from a third party who is not under an obligation of confidence to the Seller or a customer of the Seller. In the event that the Purchaser becomes legally required to disclose any Confidential Information, it will provide the Seller with prompt notice thereof so that the Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9.2 to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Seller waives compliance with the provisions of this Section 9.2 to permit a particular disclosure, the Purchaser will furnish only that portion of the Confidential Information which it is legally required to disclose and, at the Seller expense, will cooperate with the efforts of the Seller to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Likewise, Seller will treat all Confidential Information of the Purchaser in a like manner.

Section 9.3.          Breach of Provisions of Sections 9.1 and/or 9.2. If either Party commits a breach or is about to commit a breach, of any of the provisions of Sections 9.1 or 9.2, the other Party shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages will not provide an adequate remedy to the non-breaching Party. In addition, the non-breaching Party may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

Section 9.4.          Severability. Each of the covenants and agreements contained in this Article IX (collectively, the “Restricted Covenants”) is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a Party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other Party being hereby waived). The existence of any claim, demand, action or cause of action of the non-breaching Party against a breaching Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the non-breaching Party of any Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

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ARTICLE X
MISCELLANEOUS

Section 10.1.          Expenses. The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

Section 10.2.          Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas with venue being acknowledged to be in Harris county without reference to its conflict of laws provisions.

Section 10.3.          “Person” Defined. “Person” shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

Section 10.4.          “Knowledge” Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the actual knowledge of the Seller, such term shall be limited to matters within the actual knowledge of the Seller.

Section 10.5.           “Affiliate” Defined. As used in this Agreement, an “affiliate” of any Person, shall mean any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

Section 10.6.          Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7.          Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

If to the Seller, addressed to:

Numa Luling, LLC

c/o W. Jeff Black

Brothers Wealth Management, LLC

815-A Brazos Street #228

Austin, TX 78701

E-mail: jblack@brotherswealthmanagement.com

F: 512-275-2901

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If to the Purchaser, addressed to:

Rio Bravo Oil,

5858 Westheimer, Ste. 699

Houston, Texas 77057

Attn: Carlos E. Buchanan II

Fax: 713-885-9842

with copies to:

Robert Diener, Esq.

56 Laenani Street

Haiku, HI 96708

Fax: (310) 362-8887

E-mail: rob@rdienerlaw.com

Harry P. Gamble IV, Esq

5858 Westheimer, Ste. 688

Houston, Texas 77057

Fax: 713-885-9842

E-Mail: hgamble4@sbcglobal.net

Section 10.8.            Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 10.9.           Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 10.10.          Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

Section 10.11.          Entire Agreement. This Agreement, including the other documents referred to herein and the Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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Section 10.12.         Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Seller.

Section 10.13.         Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective permitted successors and assigns.

Section 10.14.         Gender and Person. Wherever the context so requires, the masculine pronoun shall include the feminine and the neuter, the neuter pronoun shall include the feminine and the masculine, and the singular shall include the plural and the plural shall include the singular.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PURCHASER

RIO BRAVO OIL, INC.

By:	/s/ Carlos E. Buchanan II
Name: Carlos E. Buchanan II
Title: CFO

SELLER

NUMA LULING, LLC

By:	/s/ Daryl Brown
Name: Daryl Brown
Title: Manager

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EXHIBIT A

DESCRIPTION OF INCLUDED ASSETS

EXHIBIT "A"

ATTACHED TO AND MADE A PART OF THAT CERTAIN ASSET PURCHASE AGREEMENT AND THAT CERTAIN ASSIGNMENT AND BILL OF SALE EFFECTIVE ~~DECEMBER~~ JUNE 1, ~~2011~~ 2012, BY AND BETWEEN NUMA LULING, LLC, AS SELLER AND ASSIGNOR, AND RIO BRAVO OIL COMPANY, INC., AS PURCHASER AND ASSIGNEE.

THOSE CERTAIN OIL AND GAS LEASES AND WELLS LISTED AS FOLLOWS:

LEASE NAME	# WELLS	RR#	CMGL#	CO.	ORI INV	GROSS NRI	NET NRI	COUNTY	APPROX ACRES
ALLISON, J.P.	1	08140	5127	CALTEX	35%	75.0000%	40.0000%	CALDWELL	8
ANDERSON, C.W.	1	06964	5137	CALTEX			80.333%	CALDWELL	62
APPLING, W. A.	11	01694	5137	CALTEX			60.000%	GUADALUPE	60
BASSI-ALLISON	2	09684	5127	CALTEX	35%	70.0000%	35.0000%	CALDWELL	6
BASSI-BOHANAN	2	07433	5127	CALTEX			70.000%	CALDWELL	20
BASSI-ERIN	6	06491	5127	CALTEX			70.000%	CALDWELL	17
BASSI-GARRETT	4	07122	5127	CALTEX			74.000%	CALDWELL	15
BASSI-KILGORE	3	06371	5127	CALTEX	35%	70.0000%	35.0000%	CALDWELL	5
BASSI-MAXWELL	2	07246	5127	CALTEX			74.000%	CALDWELL	85
BLACKMAR, JIM FEE	3	07688	5127	CALTEX			81.280%	CALDWELL	7
BRISCOE, TRAP -B-	5	03491	5135	CALTEX	35%	83.2666%	48.2666%	CALDWELL	50
BROWN	4	03200	5133	CALTEX	35%	79.9800%	44.9800%	CALDWELL	205
BROWN, GUY	2	06526	5138	CALTEX			87.500%	CALDWELL	8
BROWN, HAL -A-	20	00993	5138	CALTEX	35%	81.4130%	46.4130%	CALDWELL	71
BROWN, HAL -C-	7	03977	5138	CALTEX	35%	81.4130%	46.4130%	CALDWELL	22
BROWN, HAL -D-	7	01011	5138	CALTEX	35%	81.4130%	46.4130%	CALDWELL	20
BROWN, HAL -E-	5	01012	5138	CALTEX	35%	81.4130%	46.4130%	CALDWELL	15
BROWN, T. H.	8	03673	5138	CALTEX	35%	79.6880%	44.6880%	CALDWELL	25
BROWN, T. HARRY -A-	2	06372	5138	CALTEX	35%	75.0000%	40.0000%	CALDWELL	14
BROWN, T. R.	7	01862	5138	CALTEX	35%	86.0000%	51.0000%	CALDWELL	20
BURR	1	06800	5127	CALTEX			76.250%	CALDWELL	3
CALLAHAN, M. W.	3	03717	5138	CALTEX	35%	78.1250%	43.1250%	CALDWELL	15
CALLAHAN, M. W., -A-	1	03608	5138	CALTEX	35%	78.1250%	43.1250%	CALDWELL	6
CALLIHAM, M. W.	2	04606	5138	CALTEX	35%	81.2500%	46.2500%	CALDWELL	8.
CALLIHAN	2	03206	5138	CALTEX	35%	79.4100%	44.4100%	CALDWELL	8
CALLIHAN, M. W. -A-	1	06371	5138	CALTEX	35%	75.0000%	40.0000%	CALDWELL	4
CALLIHAN, M.W.	3	08360	5138	CALTEX	35%	75.0000%	40.0000%	CALDWELL	12
CALLIHAN, M.W. -B-	1	10064	5138	CALTEX	35%	78.0000%	43.0000%	CALDWELL	5
CALLIHAN, W. M.	11	00995	5138	CALTEX	35%	78.1250%	43.1250%	CALDWELL	44
CARTWRIGHT	3	03845	5140	CALTEX			73.000%	CALDWELL	6
CARTWRIGHT, A. M.	2	03493	5140	CALTEX			85.500%	CALDWELL	25
CARTWRIGHT, A. M. -C-	5	02840	5140	CALTEX			78.000%	CALDWELL	15
CARTWRIGHT, A. M. 'D'	4	03614	5140	CALTEX			80.000%	CALDWELL	20
CARTWRIGHT, A.M.	6	02709	5140	CALTEX			78.000%	CALDWELL	22
CARTWRIGHT, A.M. 'A'	3	05855	5140	CALTEX			83.500%	CALDWELL	22
CARTWRIGHT, A.M. -B-	13	02829	5140	CALTEX			78.000%	CALDWELL	63
CARTWRIGHT, AM (SWD)	1	14239		CALTEX			100.000%	CALDWELL	3
CLARK, BILL /65 ACRE/	10	01013	5138	CALTEX			80.000%	CALDWELL	50
CLARK, SALLIE	12	01134	5138	CALTEX			80.000%	CALDWELL	35
CLARK, W. S. -B-	16	04014	5138	CALTEX			80.000%	CALDWELL	40

EXHIBIT "A" CONTINUED

CONLEY	2	08805	5127	CALTEX			80.000%	CALDWELL		9
COX	1	06469	5127	CALTEX			78.260%	CALDWELL		3
COX, L. L.	11	01139	5133	CALTEX	35%	79.4580%	44.4580%	CALDWELL		90
ENGELKE, OTTO	7	03511	5137	CALTEX			80.530%	GUADALUPE		70
EPPRIGHT, M. W., -B-	10	03726	5131	CALTEX			78.000%	CALDWELL		19
EPPRIGHT, M. W., -C-	2	03732	5131	CALTEX			78.000%	CALDWELL		35
ETHRIDGE -A-	4	01037	5138	CALTEX			93.750%	CALDWELL		40
ETHRIDGE -B-	5	04469	5138	CALTEX			90.630%	CALDWELL		40
GARWOOD, R. P.	3	03633	5127	CALTEX			75.000%	CALDWELL		138
GERDES, G.H. -A-	4	06986	5127	CALTEX			73.125%	CALDWELL		139
GLENDALE SCHOOL	1	01017	5138	CALTEX	35%	87.5000%	52.5000%	CALDWELL		5
GRAY, FLOY	15	01522	5135	CALTEX			81.844%	CALDWELL		50
HARTFIELD, MILLIE	1	11452		CALTEX			75.000%	GUADALUPE		3
HIGHLAND MINERALS INC.	1	08115		CALTEX			78.000%	DIMMIT		40
HILL-REED	1	05729	5127	CALTEX			65.000%	CALDWELL		267
HINDS, ADDIE	27	01526		CALTEX			75.000%	CALDWELL		89
HINDS, ADDIE -E-	4	04492		CALTEX			75.000%	CALDWELL		16
HUDGENS, ERNEST	3	08016	5135	CALTEX			65.000%	CALDWELL		210
HUFF, CURTIS L.	3	06976	5127	CALTEX			87.500%	CALDWELL		169
KELLEY	6	01138	5138	CALTEX	35%	77.3438%	42.3438%	CALDWELL		51
KELLEY, CHARLIE	2	03645	5138	CALTEX	35%	75.0000%	40.0000%	CALDWELL		5
KELLY-PEREZ	1	02327	5127	CALTEX			75.000%	CALDWELL		8
KIRK 35H	1	12956		CALTEX			75.000%	LA SALLE		800
KOEHLER, FRANK	2	05887	5138	CALTEX			75.000%	CALDWELL		12
KOEHLER, FRANK 'A'	2	05893	5138	CALTEX			75.000%	CALDWELL		12
KOEHLER, FRANK -A-	1	01113	5138	CALTEX			81.133%	CALDWELL		12
LEDWIG	1	13751		CALTEX			75.000%	LA SALLE		80
LEDWIG 34H	2	12710		CALTEX			75.000%	LA SALLE		80
LEYENDECKER, R. F. 'A'	11	02203		CALTEX	35%	80.0000%	45.0000%	CALDWELL		75
LEYENDECKER, R. F. -B-	14	01123		CALTEX	35%	80.0000%	45.0000%	CALDWELL		70
MACINTYRE, J.A. -B-	9	03731	5140	CALTEX			75.000%	CALDWELL		37
MACINTYRE, JOHN A.	10	01124	5140	CALTEX			75.000%	CALDWELL		75
MANDEL, A.	1	03107		CALTEX			77.266%	GUADALUPE		40
MCCONNELL, AFTON B	4	03688	5138	CALTEX			80.897%	CALDWELL		30
MCCONNELL, AFTON M., A	4	00145	5138	CALTEX			87.500%	CALDWELL		30
PATTON, J. O.	1	01116	5133	CALTEX			80.449%	CALDWELL		3
PEARMON, J. M.	3	01135	5137	CALTEX			75.070%	GUADALUPE		161
PLEASANTON, E. (ESCONDID	13	04491		CALTEX			83.000%	ATASCOSA		100
ROBERTS, FRED	4	01041		CALTEX			84.766%	CALDWELL		40
ROCHESTER, J. #4	1	06450	5127	CALTEX			73.125%	CALDWELL		3
ROCHESTER, JOHNNY	3	06715	5127	CALTEX			73.125%	CALDWELL		10
RODENBERG, ALTON T. -A-	1	13715	5127	CALTEX			80.000%	CALDWELL		3
ROSS, C.E. -C-	2	07317	5137	CALTEX			75.000%	GUADALUPE		37

EXHIBIT "A" CONTINUED

SHANKLIN LEASE	7	02928	5137	CALTEX			80.000%	GUADALUPE	30
SHANKLIN, W.R.	7	07917	5137	CALTEX			79.500%	GUADALUPE	73
SINGER, STEVEN	7	07686		CALTEX			81.250%	CALDWELL	18
SMITH, R.L.	2	07669	5137	CALTEX			80.000%	CALDWELL	58
SNEED	6	03131	5131	CALTEX			81.000%	CALDWELL	103
SVOBODA, J.A.	3	09862	5137	CALTEX			75.000%	CALDWELL	45
THOMAS & WHITTINGTON	3	03895	5137	CALTEX			80.000%	CALDWELL	80
THOMPSON, PATTY UNIT I	1	12579		CALTEX			76.000%	CALDWELL	40
TILLER, D. G.	39	01462		CALTEX			76.780%	CALDWELL	49
TILLER, D. G. -A-	25	01463		CALTEX			75.000%	CALDWELL	67
WATTS, R.D.	1	09222	5127	CALTEX	35%	76.1250%	41.1250%	CALDWELL	5
WESTBROOK	1	08474	5127	CALTEX			70.000%	CALDWELL	3
WILLIE, HENRY -B-	5	02765		CALTEX			81.250%	GUADALUPE	32
WITTER, C.L.UNIT A	7	04340	5131	CALTEX			80.000%	CALDWELL	103
YOUNG, J. M.	2	03641	5138	CALTEX			77.344%	CALDWELL	12
ALEXANDER	4	03612	5131	CCR			81.250%	CALDWELL	58
BANDY	4	10044	5137	CCR			72.000%	CALDWELL	47
BUFKIN, JAMES T.	6	06109	5135	CCR			83.000%	CALDWELL	177
BURRIS, CARLYN -A-	1	09682	5136	CCR			80.000%	CALDWELL	3
COLDING, KATE	1	02369	5135	CCR			84.375%	CALDWELL	6
COOPER -C-	2	06799	5096	CCR			75.281%	CALDWELL	4
COOPER 'E'	2	06267	5096	CCR			75.281%	CALDWELL	5
COOPER 'F'	2	06485	5095	CCR			75.281%	CALDWELL	4
COOPER -G-	2	06801	5095	CCR			75.281%	CALDWELL	6
COOPER 'H'	1	06486	5095	CCR			76.281%	CALDWELL	3
COOPER-A-	2	06716	5095	CCR			76.281%	CALDWELL	5
COOPER-B-	1	06717	5095	CCR			75.281%	CALDWELL	3
COOPER-D-	2	06718	5095	CCR			75.281%	CALDWELL	4
COOPER-J-	1	06720	5095	CCR			75.281%	CALDWELL	6
DAVENPORT	25	03636		CCR			75.000%	CALDWELL	125
DILLON-HALL-B-	1	09781	5135	CCR			73.500%	CALDWELL	5
EKLUND -C-	1	10009	5092	CCR			75.000%	CALDWELL	5
EKLUND -K-	4	09454	5092	CCR			73.217%	CALDWELL	10
EKLUND, CARL	1	06754	5092	CCR			75.000%	CALDWELL	5
EKLUND, CARL C.	4	07868	5092	CCR			76.000%	CALDWELL	10
EKLUND, CARL -D-	2	06549	5092	CCR			70.000%	CALDWELL	9
EKLUND, CARL -E-	2	06734	5092	CCR			75.000%	CALDWELL	9
EKLUND, CARL -H-	1	07644	5092	CCR			74.000%	CALDWELL	6
ELLISON -B-	1	01129	5138	CCR			87.500%	CALDWELL	9
ELLISON -G-	1	02367	5138	CCR			87.500%	CALDWELL	9
ELLISON -I-	1	02369	5138	CCR			87.500%	CALDWELL	9
ELLISON -J-	1	02370	5138	CCR			87.500%	CALDWELL	9
FAIRCHILD, J.M.	1	06200	5127	CCR			85.714%	CALDWELL	30

EXHIBIT "A" CONTINUED

FIELDS, J. T.	4	01065	5137	CCR			82.031%	CALDWELL		50
FIELDS, J. T. -A-	2	03678	5137	CCR			80.000%	CALDWELL		26
HALL, DILLON	2	09367	5136	CCR			73.500%	CALDWELL		117
HARDY, GUS	1	11600	5135	CCR			79.000%	CALDWELL		5
HARDY, GUS -A-	1	11601	5135	CCR			79.000%	CALDWELL		5
HARDY, GUS -B-	1	11602	5135	CCR			79.000%	CALDWELL		5
HARDY, GUS -C-	1	08203	5135	CCR			79.000%	CALDWELL		5
HILL-REED UNIT	1	06828	5127	CCR			65.000%	CALDWELL		20
HOKE	6	03006	5137	CCR			91.313%	GUADALUPE		64
MOSES, I. E. -A-	4	01452	5135	CCR			78.125%	CALDWELL		12
NEW, J.L.	6	05002		CCR			81.250%	CALDWELL		30
NEW, MOLLIE	4	09348	5136	CCR			87.500%	CALDWELL		25
NORTH, MARY HEIRS	1	07299	5127	CCR			75.000%	CALDWELL		5
NORTHCUTT, J. B. -A-	5	04143	5135	CCR			82.031%	CALDWELL		12
PEIKERT 'A'	3	06470	5095	CCR			76.250%	CALDWELL		15
PEIKERT -AD-	4	12263	5095	CCR			81.250%	CALDWELL		8
PEIKERT -B-	4	11464	5096	CCR			81.250%	CALDWELL		8
PEIKERT -C-	5	10339	5096	CCR			81.250%	CALDWELL		6
PEIKERT -DA-	3	12252	5095	CCR			81.250%	CALDWELL		4
PEIKERT 'E'	1	09710	5095	CCR			81.250%	CALDWELL		6
PEIKERT -EE-	1	09684	5095	CCR			81.250%	CALDWELL		3
PEIKERT -F-	1	07226	5095	CCR			76.250%	CALDWELL		5
PEIKERT 'FA'	1	13828	5096	CCR			76.250%	CALDWELL		3
PEIKERT -H-	3	06903	5096	CCR			76.250%	CALDWELL		7
PEIKERT -N-	2	06906	5096	CCR			76.250%	CALDWELL		6
PEIKERT -P-	2	07623	5095	CCR			76.250%	CALDWELL		6
PEIKERT -Q-	2	07477	5095	CCR			76.250%	CALDWELL		5
PEIKERT -S-	1	09261	5096	CCR			76.250%	CALDWELL		10
PEIKERT -S.A-	1	06907	5096	CCR			76.250%	CALDWELL		11
PEIKERT, QUINN	2	05493	5096	CCR			76.250%	CALDWELL		5
PEIKERT-C2-	1	08325	5095	CCR			76.250%	CALDWELL		6
PEIKERT-G-	1	07648	5095	CCR			76.250%	CALDWELL		6
PIEKERT -E-	1	07177	5095	CCR			76.250%	CALDWELL		3
PURCELL, C.E.	6	10024	5137	CCR			70.000%	CALDWELL		179
REED	1	06522	5127	CCR			70.000%	CALDWELL		3
REED -A-	1	10174	5127	CCR			76.250%	CALDWELL		3
REED -AA-	2	10183	5127	CCR			76.250%	CALDWELL		4
REED -B-	1	10186	5127	CCR			75.250%	CALDWELL		3
REED -BB-	1	10156	5127	CCR			75.250%	CALDWELL		3
REED -BBB-	1	10298	5127	CCR			75.250%	CALDWELL		3
REED -C-	3	10259	5127	CCR			75.250%	CALDWELL		8
REED -D-	1	10285	5127	CCR			75.250%	CALDWELL		3
REED -DD-	2	10299	5127	CCR			75.250%	CALDWELL		5

EXHIBIT "A" CONTINUED

REED, F.		5	06724	5127	CCR			70.000%	CALDWELL		11
REED, F. 'A'		2	06468	5127	CCR			70.000%	CALDWELL		8
REED, F. -C-		2	06923	5127	CCR			70.000%	CALDWELL		6
REED, FRANK -B-		2	06802	5127	CCR			70.000%	CALDWELL		6
REED, FRANK -E-		1	07102	5127	CCR			70.000%	CALDWELL		35
REED, FRANK EST.		2	05420	5127	CCR			70.250%	CALDWELL		5
REED, N. W. 'B'		1	06804	5127	CCR			65.000%	CALDWELL		3
REED, N.W.		7	07601	5127	CCR			65.000%	CALDWELL		44
REED, N.W. -A-		2	06513	5127	CCR			65.000%	CALDWELL		5
REED, N.W. -C-		2	06905	5127	CCR			65.000%	CALDWELL		6
REED, N.W. -E-		4	06879	5127	CCR			65.000%	CALDWELL		9
REED, N.W. -J-		1	08052	5127	CCR			65.000%	CALDWELL		4
REED, N.W. -K-		1	06887	5127	CCR			65.000%	CALDWELL		3
REED, N.W. -L-		3	06807	5127	CCR			65.000%	CALDWELL		6
REED, N.W. -M-		1	06904	5127	CCR			65.000%	CALDWELL		3
REED, N.W. -N-		2	07188	5127	CCR			65.000%	CALDWELL		4
REED, N.W. -R-		1	09777	5127	CCR			65.000%	CALDWELL		3
REED, N.W.-G-		1	07227	5127	CCR			65.000%	CALDWELL		7
ROCHESTER, J. UNIT		1	06467	5127	CCR			73.125%	CALDWELL		3
SCHACKEL, ANNIE ET AL		3	03341		CCR			81.250%	GUADALUPE		53
TERRELL, H. A.		14	03942	5137	CCR			84.766%	CALDWELL		30
TILLER, FLOYD		3	02968	5135	CCR			84.375%	CALDWELL		30
TILLER, FLOYD -A-		4	01488	5135	CCR			75.000%	CALDWELL		15
TILLER, J. B.		4	01443	5135	CCR			84.750%	CALDWELL		9
TILLER, J. R. -C-		3	01486	5135	CCR			76.563%	CALDWELL		10
WALKER, C.R.		10	11918	5135	CCR			83.330%	CALDWELL		141
WALKER, W.B.		8	11824	5135	CCR			81.250%	CALDWELL		12
WALKER-C-		2	07419	5137	CCR			72.000%	CALDWELL		112
WILSON, J. ET UX UNIT		3	10609	5135	CCR			76.016%	CALDWELL		40
WRIGHT, J. D.		8	01476		CCR			82.031%	CALDWELL		25
JAHNS, EDDIE	2		06271					81.2500%	GUADALUPE		10
JAHNS, EDDIE -A-	1		02953					81.2500%	GUADALUPE		3
JAHNS, EDDIE A	2		06198					81.2500%	GUADALUPE		10
KLEIN, M. T. -A-	0		02831	5060				73.5160%	GUADALUPE		22
KNODEL, ANNIE	5		02906	5060				78.5160%	GUADALUPE		78
KNODEL, ANNIE, -B-	5		03129	5060				78.5160%	GUADALUPE		53
KNODEL, ANNIE, -C-	4		03660	5060				73.5160%	GUADALUPE		11
KNODEL, ANNIE, -D-	8		04194	5060				78.5160%	GUADALUPE		21
MANDEL, ANTON -A-	2		06622					81.2500%	GUADALUPE		50

WELLS AND EQUIPMENT

1.) That certain well and all associated surface and down hole equipment called the Mark A. Bush Oil & Gas, Inc. D. G. Tiller #1H well bearing RRC Permit #689989 and API #42-055-34914 located in Caldwell County, Texas; and

2.) That certain well and all associated surface and down hole equipment called the Mark A. Bush Oil & Gas, Inc. D. G. Tiller #2H well bearing RRC Permit #696078 and API #42-055-34922 located in Caldwell County, Texas; and

3.) That certain well and all associated surface and down hole equipment called the Mark A. Bush Oil & Gas, Inc. D. G. Tiller #3H well bearing RRC Permit #696081 and API #42-055-34924 located in Caldwell County, Texas; and

4.) That certain Salt Water Disposal well and all associated surface and down hole equipment called the Mark A. Bush Oil & Gas, Inc. D. G. Tiller #1SW bearing API #42-055-34932 located in Caldwell County, Texas.

EXHIBIT B

CERTIFICATE OF DESIGNATION

RIO BRAVO OIL, INC.

SERIES B CONVERTIBLE PREFERRED STOCK

From: 13103628887 Page: 4/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:55 PM

May. 16. 2012 2:11PM No. 1591 P. 1

150101

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120353220-00
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/18/2012 1:42 PM
	Entity Number E0279142010-7

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Rio Bravo Oil, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Please see the attached Certificate of Designation for Series B Convertible Preferred Stock par value $0.001 of Rio Bravo Oil, Inc.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

From: 13103628887 Page: 5/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:56 PM

CERTIFICATE OF DESIGNATION
FOR
SERIES B CONVERTIBLE PREFERRED STOCK
Par value $.001
OF
RIO BRAVO OIL, INC.

Thomas Bowman and Lynden Rose certify that they are the President and Secretary of Rio Bravo Oil, Inc., a Nevada corporation (the "Company"); that, pursuant to the Company's Articles of Incorporation and applicable Nevada law, the Board of Directors of the Company adopted the following resolutions effective April 4, 2012; and that none of the Series B Convertible Preferred Stock referred to in this Certificate of Designation has been issued.

1. Creation of Series B Convertible Preferred Stock; Rank.

There is hereby created a series of preferred stock consisting of 5,000,000 shares and designated as Series B Convertible Preferred Stock, par value $.001 (the "Series B Preferred Stock"), having the voting rights, powers, preferences, and relative participating, optional and other special rights, qualifications, limitations and restrictions that are set forth below. The original issue price (the "Original Issue Price") of each share of Series B Preferred Stock shall be $1.00. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank (1) junior to any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank prior to the Series B Preferred Stock as to the payment of dividends or upon distribution of assets upon liquidation, winding up or dissolution (the "Senior Preferred Stock"), (2) *pari passu* with any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank *pari passu* with the Series B Preferred Stock as to the payment of dividends or upon distribution of assets upon liquidation, winding up or dissolution (the "Parity Preferred Stock") and (3) prior to any other class or series of preferred stock or other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, all classes of the Common Stock of the Corporation, whether now existing or hereafter created (all of such classes: or series of capital stock and other equity interests of the Corporation, including, without limitation, the Common. Stock, are collectively referred to herein as the "Senior Securities"). Unless specifically stated with respect to any other series of Preferred Stock of the Corporation, the Series B Preferred Stock shall be *pari-passu* with all other series of Preferred Stock of the Corporation and shall be considered a Parity Preferred Stock.

2. Dividends.

A. Right to Receive Dividends. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the

From: 13103628887 Page: 6/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:56 PM

Corporation. The right to dividends on shares of Series B Preferred Stock shall be non-cumulative and no right shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

B. Participation with Common Stock. In the event the Board of Directors of the Corporation shall elect to pay or declare and set apart for payment any dividend on any shares of Common Stock in cash out of funds legally available therefor or in stock or other consideration, the holders of the Series B Preferred Stock and any Parity Preferred Stock shall be entitled to receive, before any dividend shall be declared and paid or set aside for the Common Stock, a dividend per share of Series B Preferred Stock and any Parity Preferred Stock equal to the per share amount, and in the same form as, the dividends payable to the holders of the Common Stock.

C. Dividend Preference. Dividends, if any, payable to holders of the Series B Preferred Stock pursuant to Sections 2(A) and 2(B) shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the Junior Securities. If there shall be outstanding shares of any Parity Preferred Stock, no full dividends shall be declared or paid or set apart for payment on any such securities unless dividends have been or contemporaneously are ratably declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock.

3. **Liquidation Preference.**

In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in. the following manner:

A. Series B Preferred Stock Preference. With respect to such liquidation, dissolution or winding up, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities (including but not limited to the Common Stock) but after distribution of such assets among, or payment thereof to holders of any Senior Preferred Stock, an amount equal to the Series B Original Issue Price for each share of Series B Preferred Stock plus an amount equal to all declared but unpaid dividends on Series B Preferred Stock (the "Series B Liquidation Preference").

B. Distributions. After the payment of the full Series B Liquidation Preference as set forth in Section 3(A), the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Junior Securities and Common Stock in. an amount equal to the Series B Liquidation Preference; after such distribution to the holders of the Series B Preferred Stock and Common Stock, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably (subject to Section 3(C)) among the holders of Series B Preferred Stock, all other Parity Preferred Stock and the Common Stock.

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From: 13103628887 Page: 7/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:56 PM

C. Proportionate Payments. If the assets and funds legally available for distribution among the holders of Series B Preferred Stock shall be insufficient to permit the payment to the holders of the full Series B Liquidation Preference and the Liquidation Preference applicable to the Parity Preferred Stock, then the assets and funds shall be distributed ratably among holders of Series B Preferred Stock and Parity Preferred Stock in proportion to the number of shares of Series B Preferred Stock and Parity Preferred Stock owned by each holder.

D. Reorganization or Merger. A merger or reorganization of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets or outstanding capital stock of the Corporation, in which transaction the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 3 and the proceeds payable in such transaction shall be divided among the stockholders in accordance with this Section 3.

4. **Conversion.**

A. Each share of Series B Preferred Stock may be converted by any holder thereof, without any further consideration, at any time, into a number of shares of Corporation Common Stock calculated by dividing the number of shares of Series B Preferred Stock being converted by .75 (the "Conversion Rate").

B. Automatic Conversion. Each share of Series B Preferred Stock shall be automatically converted into shares of the Company's Common Stock at the Conversion Rate upon the occurrence of any of the following events:

(i) The shares of the Corporation's Common Stock shall trade at a price of over $1.75 per share (as adjusted for stock splits or other events which would result in an adjustment of the Conversion rate pursuant to subparagraph 4(E), below) for a period in excess of thirty (30) consecutive trading days and the shares of the Corporation's Common Stock underlying the Series B Preferred Stock are either (i) included in an effective registration statement or (ii) eligible to be traded pursuant to an applicable exemption from registration.

(ii) The closing of a Qualified Sale in accordance with the terms of this section. For these purposes, "Qualified Sale" means (1) the sale of all or substantially all of the assets of the Corporation or the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors, in any such case for cash or securities having a value of at least $5.00 per share of Common Stock (as adjusted for any stock dividend, split, combination, recapitalization or similar transaction with respect to the capital stock of the Corporation), but excluding any such transaction in which the consideration received by the Corporation or its stockholders includes securities of the purchaser

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From: 13103628887 Page: 8/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:57 PM

and such purchaser is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(iii) The merger of the Company which results in the shareholders of the Company prior to the merger owning less than fifty percent (50%) of the voting power of the Company following the merger.

(iv) An underwritten initial public offering of the Company's shares with gross proceeds of at least $50,000,000.

C. In the event of any conversion resulting in fractional shares, in lieu of issuance of fractional shares or securities representing fractional shares of Common Stock, the Company shall pay the holder in cash the fair value of fractions of a share as of the date of conversion as determined by the Company's board of directors. For these purposes, the "date of conversion" shall mean the date the Corporation receives a written notice of a voluntary conversion by the holder or the date of automatic conversion pursuant to Section 4(B), above.

D. Upon the occurrence of the event giving rise to an automatic conversion, the Company shall (a) provide written notice of the automatic conversion to all holders of record of Series B Preferred Stock and (b) provide irrevocable instructions to such effect to the transfer agent or agents for such stock, and shall have set aside all shares of the Company's Common Stock necessary for such conversion. From the date of such notice and setting aside the Common Shares, notwithstanding that any certificate for shares of Series B Preferred Stock so converted shall not have been surrendered for cancellation, the shares of Series B Preferred Stock represented thereby shall no longer be deemed outstanding and the holder of such certificate or certificates shall have with respect to such shares of Series B Preferred Stock no rights in or with respect to the Company except the right to receive the Common Shares issued as a result of the conversion. After the date designated for automatic conversion, such shares of Series B Preferred Stock shall not be transferable on the books of the Company.

E. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held by its treasury, or both, for the purpose of effective conversions of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series B Preferred Stock not theretofore converted. For purposes of this Section 4(E), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series B Preferred Stock shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

F. Adjustments of Conversion Rate.

(i) Adjustments for Stock Splits and Combinations. If the Company shall, at any time or from time to time after the date of issuance of the Series B Preferred Stock ("Issuance Date"), effect a split of the outstanding Common Stock, the

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From: 13103628887 Page: 9/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:57 PM

Conversion Rate shall be proportionately adjusted. If the Company shall, at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately adjusted. Any adjustments under this Section 4(F)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be adjusted as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

a. the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

b. the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the Series B Preferred Stockholders shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their shares of Series B Preferred Stock been converted into Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 4(F)(iii) with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions; and provided further, however, that no such adjustment shall be made if the holders of the Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

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From: 13103628887 Page: 10/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:58 PM

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 4(F)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 4(F)(v), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series B Preferred Stock shall have the right thereafter to convert their shares of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or Distributions provided for in Section 4(F)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 4(F)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of the Company's outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Rate or otherwise) so that the holders of the shares of Series B Preferred Stock shall have the right thereafter to convert their shares of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(F)(v) with respect to the rights of the holders of shares of Series B Preferred Stock after the Organic Change to the end that the provisions of this Section 4(F)(v) (including any adjustment in the Conversion Rate then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series B Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

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From: 13103628887 Page: 11/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:58 PM

a. in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the non-surviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

b. in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Rate, or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the determination of the applicable Conversion Rate or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 4(F)(vi)(b) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(vii) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4(F) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment. In the event any holder of Series B Preferred Stock shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in

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From: 13103628887 Page: 12/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:58 PM

any violation of law, unless (i) the Company receives an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued.

(viii) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock pursuant to this Section 4(F), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the shares of Series B Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

5. **Voting.**

Except as otherwise provided herein or required by law, the holders of the Series B Preferred Stock shall be entitled to vote together as a single class with the holders of Common Stock and any other capital stock of the Corporation entitled to vote, upon any matter submitted to the stockholders for a vote. The holders of Series B Preferred Stock shall be entitled to one vote for each share of Common Stock into which each share of Series B Preferred Stock held by such holders at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken, is convertible.

6. **Waiver by Series B Preferred Stockholders.**

Except as expressly provided for herein or as otherwise required by law, any rights or benefits for the Series B Preferred Shares and the holders thereof provided herein may only be waived as to all outstanding Series B Preferred Shares by the affirmative written consent of the holders of all of the shares of then-outstanding Series B Preferred Stock.

7. **Additional Issuance of Preferred Shares.**

The Company may issue additional shares of Preferred Stock in the future. If the Company desires to issue additional shares of Preferred Stock, the Company shall file such amendments to its Articles of Incorporation as may be necessary to effect such designation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary as of the 4th day of April,

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From: 13103628887 Page: 13/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:59 PM

May. 18. 2012 2:13PM No. 1601 P. 1

2012, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of their knowledge, information and belief, under penalties of perjury, that the above matters and facts are true in all material respects.

RIO BRAVO OIL, INC.

By:______________________________
Thomas Bowman, President

By:______________________________
Lynden Rose, Secretary

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From: 13103628887 Page: 14/14 Received by: NV Secretary of State Date: 5/18/2012 1:41:59 PM

MAY/15/2012/TUE 01:03 PM FAX No. P. 002

2012, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of their knowledge, information and belief, under penalties of perjury, that the above matters and facts are true in all material respects.

RIO BRAVO OIL, INC.

By:______________________________
Thomas Bowman, President

By:______________________________
Lynden Rose, Secretary

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EXHIBIT C

FORM OF ASSIGNMENT AND BILL OF SALE

ASSIGNMENT AND BILL OF SALE

STATE OF TEXAS	§
	§
COUNTIES OF CALDWELL, GUADALUPE, LA SALLE, ATASCOSA AND DIMMIT	§ §

NUMA LULING, LLC ("Assignor"), a Delaware Limited Liability Company, whose address is 1313 East King Ave., Ste. A, Kingsville, Texas 78363 for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto **RIO BRAVO OIL, INC., a Nevada Corporation, whose address is 5858 Westheimer, Suite 688, Houston, Texas 77057 ("Assignee")**, all of Assignor's right, title and interest in and to the following described properties, rights and interests:

A. All of Assignor's right, title and interest in and to the Oil and Gas leases, subleases and other leaseholds, interests in fee, carried interests, reversionary interests, net profits interests, royalty interests, forced pooled interests, overriding royalty interests, mineral interests and other property and interests more fully described in Exhibit "A", to the extent such interests cover the lands described in Exhibit "A", and all rights incident thereto and derived therefrom, together with all rights, benefits and powers conferred upon the holder thereof with respect to the use and occupation of the lands covered thereby (the "Leases").

B. All of Assignor's right, title and interest in and to all producing, shut-in, suspended, abandoned, water source, injection or disposal wells and units (including any drillable locations (PUDs)) located on the lands covered by the Leases and lands pooled or unitized therewith including, without limitation, the wells and units more fully described on Exhibit "A" and Exhibit "B" (the "Wells") and all lease and surface equipment, flowlines, pipelines and appurtenant thereto used or held for use in connection with the operation or production of the Assets, and all personal property, fixtures, plants, improvements, joint accounts, easements, rights-of-way and appurtenances used or related to the Wells or the Leases.

C. All of Assignor's right, title and interest in and to all operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communization agreements, pooling orders, farmout and farmin agreements, exploration agreements, area of mutual interest agreements, participation agreements, assignments, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, servitudes, permits, licenses, and other instruments and agreements pertaining to the Leases or the Wells (the "Existing Contracts").

D. All files, records and data relating to the items described in subsections A through C above including well data, logs, geophysical data, engineering records, title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and all related matters in the possession of Assignor (the "Records").

The properties, rights and interests identified in subsections A through D above are collectively called the "Assets".

TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever. Additionally, to the extent transferable, Assignor hereby assigns to Assignee, its successors and assigns, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by owners in Assignor's chain of title, vendors, or others, given or made with respect to the Assets or any part thereof prior to the Effective Time. This Assignment and Bill of Sale shall be binding upon and inure to the benefit of the Assignor and Assignee, and their respective successors and assigns.

THIS ASSIGNMENT AND BILL OF SALE IS MADE WITHOUT WARRANTIES OR COVENANTS, EXPRESSED OR IMPLIED IN FACT OR IN LAW, AS TO TITLE, MERCHANTABILITY, DURABILITY, USE, OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION, SAFETY OF THE PROPERTY, COMPLIANCE WITH REGULATORY AND ENVIRONMENTAL REQUIREMENTS

Page 1

OR OTHERWISE. ASSIGNOR DOES NOT IN ANY WAY REPRESENT OR WARRANT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR. ASSIGNEE HEREBY AGREES THAT IT HAS INSPECTED OR HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE ASSETS, INCLUDING THE LEASES AND ASSOCIATED AGREEMENTS, WELLS, PERSONAL PROPERTY, AND EQUPMENT ASSIGNED AND CONVEYED HEREIN AND THAT IT ACCEPTS THE SAME "AS IS, WHERE IS" AND "WITH ALL FAULTS".

Assignee agrees to assume all liabilities and perform all obligations incident to the ownership and operation of the Assets which are attributable to the interests herein assigned and conveyed to Assignee insofar as such obligations and liabilities are attributable to ownership and operation of the Assets from and after the Effective Time.

This Assignment shall be effective as of June 1, 2012, at 7:00 a.m. local time where the Assets are located (the "Effective Time") and shall be subject to that certain Asset Purchase Agreement dated June 6, 2012, by and between Assignor and Assignee.

Assignor and Assignee agree to execute and deliver to each other, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to effectively grant, convey and assign to Assignee the Assets.

IN WITNESS WHEREOF, this Assignment and Bill of Sale has been executed on June 6, 2012, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:

NUMA LULING, LLC

By: ______________________________
Name: Daryl Brown
Title: Manager

ASSIGNEE:

RIO BRAVO OIL, INC.

By: ______________________________
Name: Carlos E. Buchanan II
Title: President

Page 2

ACKNOWLEDGMENTS

STATE OF TEXAS §
§
COUNTY OF HARRIS §

The foregoing instrument was acknowledged before me on ________________, 2012, by Daryl Brown, as Manager of Numa Luling, LLC, a Delaware Limited Liability Company, on behalf of the limited liability company.

____
Notary Public in and for the State of Texas

STATE OF TEXAS §
§
COUNTY OF HARRIS §

The foregoing instrument was acknowledged before me on ________________, 2012, by Carlos E. Buchanan II, Chief Financial Officer of Rio Bravo Oil, Inc., a Nevada Corporation, on behalf of the company.

____
Notary Public in and for the State of Texas

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